Exhibit 10.26

TransMedics, Inc.

Summary of 2007 Management Bonus Program

The Compensation Committee of the Board of Directors of TransMedics, Inc. (the “Company”) may approve the payment of discretionary bonuses to the Company’s executive officers for performance during fiscal 2007. Each executive officer has a target annual performance bonus for fiscal 2007 equal to a percentage of his or her base salary. The amount of the actual bonus to be paid, which may be from zero to 100% of the target amount, depends on (1) the achievement of corporate milestones established by the Board of Directors and (2) the individual’s contribution to the achievement of functional area milestones. An executive will receive up to 70% of his or her target bonus amount based on the achievement of the corporate milestones and up to 30% of his or her target bonus amount based on his or her contribution toward the achievement of functional area milestones.

The corporate milestones relate to achieving initial commercial success in Europe and other areas outside the United States as evidenced by revenue from sales of the Organ Care System (50%), obtaining conditional approval from the FDA of the Company’s IDE to commence the pivotal phase of its PROCEED trial (25%) and development of a prototype of the Organ Care System for use in human lung transplantation studies (25%). The functional area milestones relate to the following functional units within the Company: European operations, clinical development/affairs, finance, marketing, operations, engineering, and regulatory and reimbursement. The Compensation Committee will determine the amount of each executive officer’s bonus based on an evaluation of the Company’s performance and such executive officer’s contribution.

The target bonus amount for each of the Company’s named executive officers (as defined in Item 402(a)(3) of Regulation S-K) who were serving as executive officers of the Company as of October 2007, as well as executive officers of the Company who are expected to be named executive officers for fiscal 2008, is set forth in the table below.

	Fiscal 2007 Target Bonus
	% of Base Salary	Amount
Waleed H. Hassanein, M.D. President and Chief Executive Officer	41%	$131,200
James V. Rao Chief Financial Officer	33%	$79,200
Tamer I. Khayal, M.D. Vice President Clinical Development	28%	$65,800
Christoph Elser Vice President Europe	25%	€50,000	*
Thomas H. Bishop Vice President Engineering	25%	$52,500
John P. Mazzola Vice President Operations	20%	$45,000

*	Calculated in Euros, which is the currency in which Mr. Elser is paid his base salary.